CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting parts of this Post Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated October 9, 1996, relating to the financial highlights of the John Hancock Massachusetts Tax-Free Income Fund and the John Hancock New York Tax-Free Income Fund, which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the headings "Independent Accountants" and "Independent Auditors" in such Statement of Additional Information and under the heading "Financial Highlights" in such Prospectus.



/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP



Boston, Massachusetts
December 19, 1996